Filed Pursuant to Rules 424(b)(3)
and 424(c) of Regulation C
of the Securities Act of 1933

Registration No. 333-50701

VIB CORP
SUPPLEMENT
TO
REOFFER PROSPECTUS DATED APRIL 22, 1998

     This Supplement to Reoffer Prospectus (this “Supplement”) covers the resale by Ms. Janice Stewart Grady (the “Selling Shareholder”), Senior Vice President and Human Resources Director of VIB Corp (the “Company”), of 5,521 shares of the Company’s common stock, no par value per share (the “Common Stock”), acquired pursuant to that certain stock option agreement executed by and between the Company and the Selling Shareholder in connection with the VIB Corp 1997 Stock Option Plan (the “Plan”).

     The Common Stock is quoted on the National Association of Securities Dealers Automated Quotation — National Market System (the “Nasdaq-NMS”) under the trading symbol “VIBC.” The last sale price for the Common Stock as so reported on January 23, 2002 was $9.85 per share.

     In 1998, a total of 21,228 shares of Common Stock, acquired upon exercise of options granted under the Plan, were sold by executive officers and directors of the Company pursuant to various Supplements to Reoffer Prospectus. Those various Supplements to Reoffer Prospectus covering those 21,228 shares were filed with the Securities and Exchange Commission (the “SEC”).

     In 1999, a total of 30,398 shares of Common Stock, acquired upon exercise of options granted under the Plan, were sold by executive officers and directors of the Company pursuant to various Supplements to Reoffer Prospectus. Those various Supplements to Reoffer Prospectus covering those 30,398 shares were filed with the SEC.

     In 2000, a total of 81,874 shares of Common Stock, acquired upon exercise of options granted under the Plan, were sold by executive officers and directors of the Company pursuant to various Supplements to Reoffer Prospectus. Those various Supplements to Reoffer Prospectus covering those 81,874 shares were filed with the SEC.

     In 2001, a total of 36,408 shares of Common Stock, acquired upon exercise of options granted under the Plan, were sold by executive officers and directors of the Company pursuant to various Supplements to Reoffer Prospectus. Those various Supplements to Reoffer Prospectus covering those 36,408 shares were filed with the SEC.

     Copies of each of the Supplements to Reoffer Prospectus for 1998 through 2001 covering resales as filed with the SEC are available to the public for inspection at the SEC’s web site at www.sec.gov.

PLAN OF DISTRIBUTION

     The Company has been notified that 5,521 shares of the Common Stock will be sold through Sutro & Co., Incorporated (“Sutro”), a licensed broker, on the Nasdaq-NMS at market on or about February 27, 2002. The Company will not receive any of the proceeds from the sale of shares of the Common Stock by the Selling Shareholder. Other than as disclosed herein, there are no other material terms concerning the proposed sale.

The date of this Supplement is January 24, 2002.

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